Exhibit 99.2

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Takes Delivery of Two Drybulk Vessels

Announces Plan to Sign Time Charter for Genco Bourgogne

NEW YORK, August 24, 2010 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has taken delivery of the Genco Bourgogne, a 2010-built Supramax vessel, and the Genco Bay, a 2010-built Handysize vessel. The Genco Bourgogne is the ninth vessel to be delivered to the Company under its agreement previously announced on June 25, 2010 to acquire 13 Supramax vessels from Setaf SAS, a wholly owned subsidiary of Bourbon SA. The Genco Bay is the is the second of five vessels to be delivered to the Company under its agreement previously announced on June 9, 2010 to acquire five Handysize vessels from companies within the Metrostar group of companies.

The Company also announced that it has reached an agreement to enter into a time charter for the Genco Bourgogne with Setaf Saget SAS for 15 to 17.5 months at a rate of $19,900 per day, less a 3.75% third party brokerage commission. The time charter for the Genco Bourgogne is expected to commence on or about August 26, 2010 and is subject to the completion of definitive documentation.

The Company has signed a novation agreement for Genco Bay’s current spot market-related time charter with Cargill International S.A. for an initial duration 34.5 to 37.5 months and a minimum expiration of February 2013. The rate for the spot market-related time charter will have a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate will be based on 115% of the average of the daily rates of the Baltic Handysize Index (‘‘BHSI’’), as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5% third party brokerage commission.

The Company used its available cash to pay the remaining balance of $32.13 million for the Genco Bourgogne and a combination of available cash and debt to pay the remaining balance of $29.93 million for the Genco Bay. On August 20, 2010, the Company entered into its previously announced $253 million senior secured term loan facility and intends to use the credit facility to refund a total of $21.5 million associated with the purchase of the Genco Bourgogne to the Company. On July 14, 2010, the Company entered into its previously announced $100 million secured term loan facility and has used this credit facility to fund a total of $20.0 million associated with the purchase of the Genco Bay.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco currently owns a fleet of 46 drybulk vessels, consisting of nine Capesize, eight Panamax, thirteen Supramax, six Handymax and ten Handysize vessels, with an aggregate carrying capacity of approximately 3,476,000 dwt. After the expected delivery of three remaining Handysize vessels and four remaining Supramax vessels that Genco has agreed to acquire and retain, Genco will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, seventeen Supramax, six Handymax, and thirteen Handysize vessels with a total carrying capacity of approximately 3,812,000 dwt.  References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited, a subsidiary of Genco.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations, and include, without limitation, the expected delivery of the Genco Bourgogne and the Genco Bay to their respective charterers and the amounts expected to be received under the charters, Genco’s intentions to refund a portion of the vessels’ purchase price using the credit facilities mentioned above, and expected deliveries of additional vessels. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. Such statements are subject to various risks, uncertainties and assumptions, including the fulfillment of the closing conditions under, or the execution of customary additional documentation for, Genco’s agreements to acquire vessels; the completion of definitive documentation for charters; and funding of financing on acceptable terms.  Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed in any forward-looking statements. These risks, as well as others, are discussed in greater detail in Genco’s filings with the SEC, including, without limitation, the “Risk Factors” section in each of the preliminary prospectus supplements and related prospectus relating to our offerings, our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent filings with the SEC.

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